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                                                                  Exhibit 10.50
                                                                  -------------

                  SCIENTIFIC ADVISORY AND COSULTING AGREEMENT
                  -------------------------------------------

     THIS AGREEMENT, effective as Of August 1, 1994, is by and between Douglas
A. Melton (the "Scientific Advisor"), and Ontogeny, Inc., a Delaware corporation (the "Company").

     The parties agree as follows:

     1. Term. The term of the Scientific Advisor's consulting arrangement hereunder (the "Term") shall commence on the date hereof, and, unless sooner terminated as provided in this Agreement, shall continue through July 31, 1999, provided that the Term may be extended by mutual written agreement of the parties subject to the prior written approval of the Institute. The Term shall automatically terminate upon the death or permanent disability of the Scientific Advisor.

     2.   Service as Scientific Advisor and Consultant.

          (a) The Company shall retain Scientific Advisor as a consultant and Chairman of its Scientific Advisory Board, and Scientific Advisor shall serve the Company as a consultant and Chairman of its Scientific Advisory Board, upon the terms and conditions set forth in this Agreement.

          (b) During the Term, Scientific Advisor shall render to the Company such consulting services in his fields of expertise and knowledge related to the business of the Company and at such times and places as the Company may from time to time reasonably request, including the strategic direction of the Company and future strategic decisions, recruitment and direction of key technical personnel, creation of competitive technology assets (such as patents and technology sharing agreements), and consultation with the Company's technical personnel, research sponsors and collaborators. In recognition to the Institution Rules (as defined below) the Company and the Consultant agree that the provision of services hereunder may involve the exchange of ideas but the consultant shall not direct or conduct research for or on behalf of the Company. The parties agree and acknowledge that such consulting services shall primarily be rendered at the Company's offices in Massachusetts.

          (c) The Scientific Advisor shall devote, at the Company's request, up to 20 full days or full-day equivalents to the performance of services hereunder in each 12 month period (August 1 to July 31) during the Term. A "full-day equivalent" shall mean eight (8) business hours. The Scientific Advisor shall not, during the Term, devote any available consulting time to any other commercial organization, provided, however, that the Scientific Advisor may devote up to four days per annum to consulting for Gilead Sciences, Inc.

     3.   Certain Other Obligations.

          (a) The Company recognizes that the Scientific Advisor's primary responsibility is to Harvard University and the Howard Hughes Medical Institute (the "Institute") (collectively, the "Institutions") and that the Scientific Advisor has entered into certain agreements with, and is subject to certain policies of, the Institutions relating to the ownership of intellectual property, conflicts of interest and similar matters (the "Institution Rules"), copies of which has been provided to the Company. If any provisions of this Agreement are in conflict with the Institution Rules, the Institution Rules will govern and control to the extent of such conflict. The Scientific Advisor shall not disclose to the Company any information that (i) the Scientific Advisor is obligated to keep secret pursuant to a confidentiality agreement with the Institutions or any other third party or (ii) constitutes technology, inventions or other intellectual property of the Institutions or any other third party.

          (b) The consulting work performed hereunder will not be conducted on time that is required to be devoted to the Institutions. The Scientific Advisor shall not use the funding, resources and/or facilities of the Institutions or any third party to perform consulting services hereunder and shall not perform such consulting services in any manner that would give the Institutions or any third party intellectual property rights or any other rights to the product of such services.

          (c) The Scientific Advisor has disclosed, and will disclosure during the term of this Agreement, to the Chief Executive Officer of the Company any potential conflicts between this Agreement and other contracts binding the Scientific Advisor.

     4. No Competition. Scientific Advisor agrees that, during the Term and for one (1) year after the end of the Term, Scientific Advisor shall not, directly or indirectly,

          (a) as an individual proprietor, partner, stockholder, officer, employee, consultant, director, investor, lender or in any other capacity (other than as the holder of not more than one percent of the outstanding stock of a publicly held company), develop or sell (or assist any other person in developing or selling) products or services competitive with those developed or sold or planned to be developed or sold, by the Company during the Term; or

          (b) directly or indirectly, solicit or induce any employee of the Company to leave the employ of the Company.

     However, the foregoing shall not affect Scientific Advisor's obligations to, or research on behalf of, the Institute or the University, including, without limitation, obligations or research of Scientific Advisor in connection with a transfer by the Institute or the University of materials or intellectual property developed in whole or in part by Scientific Advisor, or in connection with research collaborations.

     5.   Compensation.

          (a) In consideration for the services rendered by Scientific Advisor to the Company, the Company shall pay Scientific Advisor, during the Term, compensation as follows:

               (1) a consulting fee of $30,000 per annum, payable in equal quarterly installments within 30 days after the end of each three-month period during the period from August 1 to July 31 of each year (a "Contract Year").

               (2) a fee of $1,000 for each full day or full-day equivalent of consulting services performed hereunder.
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          (b)  In addition, the Scientific Advisor and the Company shall execute and deliver a Stock Restriction Agreement, upon terms mutually agreed upon, relating to the issuance of shares of Common Stock of the Company to the Scientific Advisor. It is agreed that at no time will Scientific Advisor's ownership interest in the Company (treating all options as exercised and all shares as vested) exceed 5% of the Company's outstanding equity.

          (c) Scientific Advisor shall not be entitled to any compensation for his services or time devoted to the Company in his capacity as a member of the Board of Directors of the Company.

     6. Expenses. The Company shall reimburse Scientific Advisor for his reasonable out-of-pocket expenses incurred in the performance of his duties hereunder upon compliance with reasonable administrative policies established from time to time by the Company.

     7. Confidentiality. The Scientific Advisor recognizes and acknowledges that all technology, know-how, inventions and business plans communicated to, learned of, developed or otherwise acquired by the Scientific Advisor in the course of his services hereunder and not in the course of his activities as an institute employee or University faculty member ("Confidential Information") are valuable assets of the Company to be kept confidential and not disclose or use, except in connection with the fulfillment of his consulting services for the company under this Agreement, any Confidential Information of the Company. "Confidential Information" shall not include, however, information placed in the public domain through no fault of the Scientific Advisor; information disclosed to the Scientific Advisor by a third party entitled to disclose it; information already known to the Scientific Advisor prior to receipt thereof from the company; or information that is independently developed by the Scientific Advisor without reference to information provided by the Company and not in the course of the performance of his services hereunder.

     8. Representations of the Scientific Advisor. The Scientific Advisor hereby represents that his current principal employer has received full disclosure as to the Scientific Advisor's acting as a scientific advisor to the Company and of the duties required of the Scientific Advisor under this Agreement, and that such employer, if necessary, has consented to the Scientific Advisor's execution of the Agreement and position as a scientific advisor for the Company. The Scientific Advisor further represents that there are no binding agreements to which he is a party or by which he is bound forbidding or restricting his activities hereunder, except as disclosed to the Company. In addition, subject to Section 21 below, the Scientific Advisor consents to being named as a Scientific Advisor in various reports, brochures or other documents produced by or on behalf of the Company, including any and all documents filed with the Securities and Exchange Commission.

     9.   Assignment of Inventions.

          (a) Subject to Section 9(b) below, the Scientific Advisor hereby assigns to the Company all his right, title and interest in and to all inventions, discoveries, data, technologies and improvements, whether or not patentable or copyrightable, relating to the business or planned business of the Company that are made, conceived or reduced to practice, alone or jointly with others, in the course of the performance of his services hereunder and not in the course of his activities as an Institute employee or University faculty member (collectively, "Inventions"), and all patents, copyrights and other intellectual property rights relating thereto. The Scientific Advisor agrees to cooperate fully in the prosecution of any patent application relating to any such Invention, at the expense of the company, which cooperation shall include executing any necessary documents in connection therewith.

          (b) The Company shall have no rights by reason of this Agreement in any invention, discovery, data, technology or improvement, whether or not patentable or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of the Institute or the University.

          (c) The Scientific Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, records, laboratory or research notebooks and as may be reasonably specified in advance by the Company) to document the conception and/or first actual reduction to practice of any Invention Such written records shall be available to and remain the sole property of the Company at all times.

     10.  Termination.

          (a) This Agreement shall terminate upon (i) the death or permanent disability of the Scientific Advisor, (ii) the bankruptcy or cessation of operations of the Company, (iii) or upon termination for "Cause" (as defined below), or (iv) 30 days written notice given by either party to the other party. Upon such termination, the Company's obligations to the Scientific Advisor hereunder shall terminate, except for the payment of any consulting charges accrued and unpaid prior to the date of termination.

          (b) The term "Cause,, means any of the following: (i) the Scientific Advisor's intentional or willful failure to perform his obligations under this Agreement in any material respect or the Scientific Advisor's material breach of any provision of this Agreement if such failure or breach shall continue for 30 days after notice in writing from the Chief Executive Officer of the Company specifying such failure or breach; (ii) the Scientific Advisor's conviction of a felony; or (iii) the Scientific Advisor's conviction of any lesser crime or offense committed in connection with the performance of his duties hereunder and involving moral turpitude. If the Company notifies the Scientific Advisor in writing that he is to be terminated for Cause, the Scientific Advisor shall have the right, exercisable within 10 days of receipt of such notice to submit the matter to the Board of Directors which will, within 20 day's after the Scientific Advisor's written request, meet and make a good faith determination whether Cause for termination exists, provided that in making such determination the Board of Directors shall give the Scientific Advisor an opportunity to appear at the Board meeting and be heard on the matter.

     11. Survival of Provisions. The provisions of Sections 4.7, 9, 12 and 20 hereof shall survive the termination or expiration of this Agreement in accordance with their terms.

     12. Status. Scientific Advisor's relationship to the company shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Scientific Advisor shall not be deemed an agent for any purpose and shall have no authority to bind the Company in any way, except as may be specifically authorized by the Company.

     13. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Scientific Advisor and their respective successors and permitted assigns, including any corporation or entity with which, or into which, the Company may be merged or which may succeed to its business or assets. The obligations of Scientific Advisor hereunder are personal, and he may not assign or transfer any of his obligations or rights hereunder.

     14. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

     15. Notices. Any notices or other communication hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

          If to the Company:

               Ontogeny, Inc.
               One Kendall Square
               Building 600
               Cambridge, MA 02139

          If to the Scientific Advisor:

               Douglas A. Melton
               22 Slocum Road
               Lexington, MA 02173

or at such other address as such other party may designate in conformity with the foregoing.

     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     17. Delays or Omissions. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.
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     19.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Indemnity. The Company agrees, at its sole expense, to defend the Institute and Scientific Advisor, and to indemnify and hold the Institute and Scientific Advisor harmless from, any claims or suits by a third party against the Institute or Scientific Advisor or any liabilities or judgments based thereon, either arising from Scientific Advisor's performance of services for the Company under this Agreement or arising from any Company products which result from Scientific Advisor's performance of services under this Agreement, provided that the Company shall have the right to control the defense and settlement of such claims or suits.

     21. Use of Names. The Company will not use Scientific Advisor's or the Institute's or the University's name in any commercial advertisement or similar material that is used to promote or sell products, unless the company obtains in advance the written consent of the named party to such use, in addition, if the Scientific Advisor's name is to be used for such purposes, the consent of the Institute must also be obtained.

     22. Consent. The Company and Scientific Advisor acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change in the consideration to be provided to Scientific Advisor with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Scientific Advisor's consulting services for the Company is subject to the institute's prior written approval.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              ONTOGENY, INC.

                              By:  /s/ William Helman
                                 --------------------
                                   President

                              SCIENTIFIC ADVISOR

                              /s/ Douglas A. Melton
                              ---------------------
                                  Douglas A. Melton
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ONTOGENY, INC.
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November 12,1997


Dr. Douglas A. Melton
Dept. of Molecular & Cellular Biology
Harvard University
7 Divinity Avenue
Cambridge, MA 02138

Dear Doug,

Ontogeny would like to simplify your compensation (eliminating the need to bill for the additional $1,000 per day of consulting services), by amending Section 5 as follows:

     Subparagraphs (a) and (b)
     ---------------------------
     Delete both subparagraphs, and insert "(a) pay to the Consultant an annual fee of $50,000 during the term hereof, payable in equal quarterly installments of $12,500 within thirty (30) days after the end of each three-month period from August 1 to July 31 of each year, and (b)".

     Subparagraph (c) becomes subparagraph (b).
     ----------------

All other terms of your Agreement with Ontogeny shall remain in full force and effect.

If you are in agreement with the above, please sign the enclosed copy of this letter and send us one copy for our files.

Very truly yours,


George A. Eldridge
Vice President, Finance             Acknowledged and Agreed,



                                    /s/ Douglas A. Melton
                                    -----------------------------------
                                    Douglas A. Melton
                                    Date:  /s/ 20 Nov. 97
                                          -----------------------------
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ONTOGENY, INC.
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January 11, 2000


Douglas Melton, Ph.D.
Dept. of Molecular and Cellular Biology
Harvard University
Howard Hughes Medical Institute
7 Divinity Avenue
Cambridge, MA 02138

Dear Doug:

As part of a legal audit, we recently found that your Scientific Advisory and Consulting Agreement does not contain an automatic renewal like our other SAB agreements, but instead contains a five year term ending July 31,1999, with an option to extend by mutual written agreement. We have been operating under the premise that you are still a current member of our Scientific Advisory Board and would propose to amend your Agreement effective as of August 1, 1994 to add an automatic renewal clause as follows:

In Section 1, lines 4 and 5, please delete, "provided that the Term may be extended by mutual written agreement of the parties subject to the prior written approval of the Institute". Please add the following at the end of Section 1:
"The Term will be automatically renewed for successive one-year periods, unless either party gives written notice of no-renewal to the other at least 30 days prior to the expiration of the initial, or then current renewal term."

All other terms of your Agreement with Ontogeny shall remain in full force and effect.

If you are in agreement with the above, please sign the enclosed copy of this letter and send us one copy for our files. Please call me if you have any questions or concerns. We apologize for the oversight and for any inconvenience.

Very truly yours,

Raul Rodriguez
Senior Vice President, Business Development and Operations

Acknowledged and Agreed,

/s/ Douglas Melton
---------------------------------------
Douglas Melton, Ph.D.

Date:  /s/ 22 Jan.  00
       --------------------------------